SUPPLEMENT

(To Prospectus Supplement dated February 27, 2006 to Prospectus dated June 24, 2005)

$940,904,000

(Approximate)

Bear Stearns ARM Trust 2006-1

Issuing Entity

Wells Fargo Bank, N.A.

Master Servicer

CSE Mortgage LLC

Sponsor

Bear Stearns Asset Backed Securities I LLC

Depositor

Bear Stearns ARM Trust, Mortgage-Backed Notes, Series 2006-1

The prospectus supplement is hereby amended as follows:

The following paragraph shall be added after the cover page as page S-2 of the prospectus supplement:

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the Issuing Entity of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each Underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuing Entity; and

(b)          it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The paragraph under the caption “SUMMARY OF PROSPECTUS SUPPLEMENT-Denominations” on pages S-8 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

For each class of offered notes (other than the Class A-1 Notes), $100,000 and multiples of $1.00 in excess thereof except that one note of each class may be issued in the remainder of such class. For the Class 1-A Notes, $25,000 and multiples of $1.00 in excess thereof except that one note of such class may be issued in the remainder of such class.

The fifth paragraph under the caption “DESCRIPTION OF THE NOTES-General” on pages S-40 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

The Offered Notes (other than the Class A-1 Notes) will be available only in book-entry form in minimum denominations of $100,000 and integral multiples of $1.00 in excess thereof. The Class A-1 Notes will be available only in book-entry form in minimum denominations of $25,000 and integral multiples of $1.00 in excess thereof.

The fourth sentence of the first paragraph under the caption “DESCRIPTION OF THE NOTES-Book-entry Notes” on pages S-40 and S-41 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

Investors may hold the beneficial interests in the Book-entry Notes (other than the Class A-1 Notes) in minimum denominations of $100,000 and integral multiples of $1.00 in excess thereof provided that one note of each of these classes may be issued in a different Note Principal Balance to accommodate the remainder of the initial Note Principal Balance of the notes of such class.

The following shall be added as the fifth sentence of the first paragraph under the caption “DESCRIPTION OF THE NOTES-Book-entry Notes” on pages S-40 and S-41 of the prospectus supplement:

Investors may hold the beneficial interests in the Class A-1 Notes in minimum denominations of $25,000 and integral multiples of $1.00 in excess thereof provided that one note of such class may be issued in a different Note Principal Balance to accommodate the remainder of the initial Note Principal Balance of the notes of such class.

Bear, Stearns & Co. Inc.

The date of this supplement is March 20, 2006